EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Alliqua BioMedical, Inc. on Form S-3 (File No. 333-197844) and Forms S-8 (File No. 333-193513) and (File No. 333-206133) of our report dated March 14, 2017, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Alliqua BioMedical, Inc. and Subsidiaries as of December 31, 2016 and 2015 and for the years then ended, which report is included in this Annual Report on Form 10-K of Alliqua BioMedical, Inc. for the year ended December 31, 2016.

/s/ Marcum llp

Marcum llp

New York, NY

March 14, 2017